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                                                                      Exhibit 16

                Merrill Lynch Retirement Reserves Money Fund of
                     Merrill Lynch Retirement Series Trust

              SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATIONS
                            AS OF October 31, 1988

                              Base Period Return
                              ------------------

                                           Including               Excluding
                                        gains and losses        gains and losses
                                        ----------------        ----------------
Net Income of one share for a
  seven-day base period                     .001625                 .001606

Divided by

Net asset value of one share at
  beginning of base period                  $1.00                   $1.00

Equals

Base period return (unannualized)           .001625                 .001606


                               Annualized Return
                               -----------------

Base period return (unannualized)           .001625                 .001606

Divided by 7                                .000232                 .000229

Multiplied by 365                           .08468                  .083585

Equals

Annualized return                           8.47%                   8.36%


                         Effective or Compounded Yield
                         -----------------------------

Base period return (unannualized)*          .001625                 .001606

Divided by 7                                .000232                 .000229

Add 1, Equals                               1.000232                1.000229

Sum raised to 365th power                   1.08836

Subtract 1, Equals

Effective or Compounded Yield               8.84

--------------
* Calculated using base period return (unannualized) excluding gains and losses.